EXHIBIT 10.4
HANMI FINANCIAL CORPORATION
DEFERRED COMPENSATION PLAN
ARTICLE 1:     PURPOSES AND DEFINITIONS
1.1	Purposes.

The purposes of the Plan are to provide Eligible Persons with flexibility with respect to the timing of their Compensation and to assist the Company in attracting and retaining such persons.

1.2	Definitions.

Whenever used in the Plan, the following terms shall have the meaning set forth or referenced below:
“Account” means the bookkeeping account maintained by the Company in the name of a Participant.

“Base Salary” means an Employee’s annual base salary as in effect from time to time.

“Beneficiary” means the person or persons, including corporations, unincorporated associations or trusts, designated from time to time by the Participant as his beneficiary under the Plan. If there is no such designated person or persons or if all such persons shall have all predeceased the Participant or otherwise ceased to exist, the Participant’s Beneficiary shall be the Participant’s spouse or, if none, the Participant’s estate.

“Board” means the board of directors of the Company and its subsidiaries.

“Bonus” means a cash bonus payable pursuant to an incentive compensation plan maintained by the Company.

“Business Day” means a day, except for a Saturday, Sunday or a legal holiday.

“Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as such change is defined in Section 409A of the Code and regulations thereunder. “Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the compensation committee of the Board or such other committee of the Board designated by it to act as the committee for purposes of the Plan.

“Company” means Hanmi Financial Corporation and its subsidiaries.

“Compensation” means Base Salary, Bonus and Fees.

“Deferred Compensation” means that Compensation that an Eligible Person has elected to defer pursuant to the Plan.

“Director” means any individual serving on the Board of Hanmi Financial Corporation and its subsidiaries who is not an Employee, but does not include an honorary, advisory or emeritus director.

“Disability” means a condition described in Code Section 409A(a)(2)(C).

“Effective Date” means October 31, 2006, the date the Plan was adopted by the Board.

“Eligible Person” means (i) an Employee designated by the Committee as eligible to participate in the Plan or (ii) a Director.

“Employee” means an employee of the Company.

“Fees” means Retainer Fees and Meeting Fees. “Meeting Fees” means all cash fees payable to a Director for attendance, as a Director, at Board or Board committee meetings.

“Participant” means an Eligible Employee or a Director who has elected to participate in the Plan or a former Employee or Director who has an Account.

“Performance-Based Bonus” means a Bonus that qualifies as performance-based compensation for purposes of Code Section 409A.

“Plan” means the Hanmi Financial Corporation Deferred Compensation Plan.

“Plan Year” means the calendar year.

“Retainer Fees” means all cash retainer fees payable to a Director for services as a member (or chair) of the Board or Board committee.

“Separation from Service” means termination of the Participant’s service with the Company as an Employee and Director; provided that no Separation from Service shall be deemed to occur unless such Separation from Service constitutes a separation from service for purposes of Code Section 409A(a)(2)(A)(i).

“Specified Employee” means a specified employee within the meaning of Code Section 409A(a)(2)(B)(i).

“Stated Interest Rate” means the annual percentage yield on 5-year U.S. Treasury Notes or such other interest rate established by the Committee from time to time. Once established for a Plan Year, the Stated Interest Rate shall be used for all interest determinations for such Plan Year.
“Unforeseeable Emergency” means a severe financial hardship of the Participant (or his Beneficiary) resulting from an illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse, or the Participant’s or Beneficiary’s dependent (as defined in Code Section 152(a)); loss of the Participant’s or Beneficiary’s property due to casualty or any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary.
ARTICLE 2:     PARTICIPATION
2.1	Eligibility.

The Committee may from time to time designate one or more Employees as an Eligible Persons. All Directors shall be Eligible Persons.

2.2	Deferral Elections.
(a)	An Eligible Person may make an initial election to defer, in such amounts and increments as the Committee may establish, receipt of Compensation payable to him for services performed during the Plan Year. Such election must be in writing and delivered to the Committee by December 31 of the immediately preceding Plan Year (or such earlier date established by the Committee) and shall be irrevocable as of such December 31 (or such earlier date established by the Committee).

(b)	An Employee who is an Eligible Person may make an initial election to defer, in such amounts and increments as the Committee may establish, receipt of a Performance-Based Bonus, provided such Employee has performed services continuously from a date no later than the date upon which the performance criteria were established and has not otherwise made an initial deferral election with respect to such Performance-Based Bonus. An election pursuant to this Section 2.2(b) must be in writing and delivered to the Committee no later than the date six months before the end of the applicable performance period (or such earlier date established by the Committee) and shall be irrevocable as of such six-month date (or such earlier date established by the Committee); provided that no such election may be made after such Performance-Based Bonus has become both substantially certain to be paid and readily ascertainable.

(c)	A newly Eligible Person (including an Employee newly designated by the Committee as an Eligible Person or a first-time Director or first-time nominee for Director) may make an initial election to defer, in such amounts and increments as the Committee may establish, receipt of Compensation payable to him for services performed subsequent to such deferral election during the first Plan Year in which he becomes an Eligible Person. Such election must be in writing and delivered to the Committee no later than the 30th day after the date such person first becomes an Eligible Person (or such earlier date established by the Committee) and shall be irrevocable as of such 30th day (or such earlier date established by the Committee). Notwithstanding the foregoing, for Compensation that is earned based upon a specified performance period (such as a Performance-Based Bonus), where the deferral election is made in the first year of eligibility but after the beginning of the performance period, the election will be deemed to apply only to that portion of the performance based compensation that is earned subsequent to the deferral. The amount deferred shall be determined by multiplying the entire amount paid for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.

(d)	In the case of the Plan Year in which the Plan first becomes effective, an Eligible Person may elect to defer, in such amounts and increments as the Committee may establish, receipt of Compensation payable to him for services performed subsequent to such deferral election during such Plan Year. Notwithstanding the foregoing, for Compensation that is earned based upon a specified performance period (such as a Performance-Based Bonus), where the deferral election is made in the first year the Plan becomes effective but after the beginning of the performance period, the election will be deemed to apply only to that portion of the performance based compensation that is earned subsequent to the deferral. The amount deferred shall be determined by multiplying the entire amount paid for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period. Such election must be made in writing and delivered to the Committee no later than the 30th day after the Effective Date (or such earlier date established by the Committee) and shall be irrevocable as of such 30th day (or such earlier date established by the Committee).

(e)	The amount that an Eligible Person may elect to defer may not exceed the amount of such Eligible Person’s Compensation less applicable withholding taxes (e.g., FICA taxes).

2.3	Participant Accounts.
(a)	A Participant’s Deferred Compensation shall be allocated to his Account.

(b)	A Participant’s Account shall be credited, as of the day the Deferred Compensation otherwise would have been paid to such Participant, with the amount of such Deferred Compensation and shall be reduced, as of the day that any amount is distributed from such Account, by the amount of such distribution. As of the last day of each calendar month, the Participant’s Account shall be credited with an amount equal to the product of (i) the average daily balance in his Account during such month (determined after adjustment for any Deferred Compensation credited thereto and any amount distributed therefrom as of each day in such month) and (ii) the Stated Interest Rate.

(c)	A Participant shall be one hundred percent (100%) vested in his Account at all times.
2.4	Payments Upon Separation from Service.
(a)	All payments shall be made in cash or Company common stock.

(b)	Payment of a Participant’s Account shall be made or commence in accordance with such Participant’s election as soon as practicable following such Participant’s Separation from Service, but in no event later than the first Business Day of the second month following such Participant’s Separation from Service unless the Participant has elected a later month.

(c)	Anything in the Plan to the contrary notwithstanding, to the extent required by Code Section 409A, no payment shall be made from the Plan before the date that is six months after a Participant’s Separation from Service (or if earlier the Participant’s death) if such Participant is a Specified Employee. Payments to which a Specified Employee would otherwise be entitled during the first six months following Separation from Service shall be accumulated and paid on the first Business Day of the seventh month following Separation from Service.

(d)	A Participant may elect to receive his Account in monthly installments or in a single sum. If no such election is made, the Participant shall be deemed to have elected to receive his Account in a single sum. The amount of a monthly installment shall be equal to the product of the current balance in the Participant’s Account and a fraction, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid. All monthly installments shall commence and be paid as of the first Business Day of the month.

(e)	A Participant’s elections (or deemed elections) pursuant to this Section 2.6 must be in writing and delivered to the Committee at the time of and with such Participant’s election to defer Compensation pursuant to Section 2.2. A Participant may, subject to the approval of the Committee, elect to change in his election (or deemed election) regarding the date or form of payment of his Account; provided that (i) such election shall not take effect until at least 12 months after the date on which such election is made, (ii) except in the cases of Death, Disability or Unforeseen Emergency, the payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been paid or commenced, and (iii) in the case of a payment at a specified time or pursuant to a fixed schedule, such election may not be made less than 12 months prior to the date such payment is otherwise scheduled to be paid or commence.

2.5	Unforeseeable Emergencies.

If a Participant (or his Beneficiary) believes that an Unforeseeable Emergency has occurred, the Participant (or his Beneficiary) may file a request for an accelerated payment of his Account. If the Committee determines that an Unforeseeable Emergency has occurred, (the Participant (or his Beneficiary) shall receive a payment in cash from his Account as soon as practicable to satisfy such Unforeseeable Emergency. The amount of such payment shall not exceed the amount necessary to satisfy the Unforeseeable Emergency (plus an amount necessary to pay taxes reasonably anticipated as a result of such payment) after taking into account the extent to which the Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent that such liquidation would not itself cause severe financial hardship), or by the cessation of deferrals under the Plan.

2.6	Payments Upon Death.

Upon the death of a Participant, the Committee shall pay the Participant’s Account in a single cash sum to the Participant’s Beneficiary. Such payment shall be made as soon as practicable following the end of the month in which the Committee is notified of the Participant’s death or is satisfied as to the identity of the appropriate payee, whichever is later.

2.7	Payments Upon a Change in Control.

Upon the occurrence of a Change in Control, each Participant’s Account shall be paid to him in a cash lump sum as soon as practicable, but no later than one month following such Change in Control; provided that an immediate payment shall not be made to the Participant if, upon such Change in Control, the Company reaffirms, or its successor assumes, the Plan and provides that the Stated Interest Rate shall not be less than as in effect immediately prior to such Change in Control.

2.8	Withholding Taxes.

The Company shall deduct from all Compensation and payments under the Plan any taxes required to be withheld by federal, state, or local law.
ARTICLE 3:     ADMINISTRATION
3.1	In General.

The Committee will have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules and forms relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.

3.2	Decisions.

The Committee shall establish a claims procedure. The actions and determinations of the Committee or others to whom authority is delegated under the Plan on all matters relating to the Plan will be final and conclusive.

3.3	Experts.

The Committee may appoint such accountants, counsel, and other experts as it deems necessary or desirable in connection with the administration of the Plan.

3.4	Delegation.

The Committee may delegate to Employees the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purposes.

3.5	Records.

The Committee and others to whom the Committee has delegated authority under the Plan shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.

3.6	Expenses and Indemnification.

The Company shall pay all reasonable expenses of administering the Plan, including, but not limited to, the payment of professional and expert fees, and shall indemnify and hold harmless the members of the Committee and others to whom the Committee has delegated authority under the Plan against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.
ARTICLE 4:     MISCELLANEOUS

4.1	Unfunded Plan.

No promise hereunder shall be secured by any specific assets of the Company, nor shall any assets of the Company be designated as attributable or allocated to the satisfaction of such promises. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company.

4.2	Nonalienation.

No payment or right under the Plan shall be assignable or transferable (including pursuant to a pledge or security interest) other than by will or by the laws of descent and distribution or other than as may be required by applicable law.

4.3	Invalidity.

If any term or provision contained herein is to any extent invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof.

4.4	Governing Law.

This Plan shall be governed by the laws of the State of Delaware, without regard to the conflict of law provisions thereof.

4.5	Amendment, Modification and Termination of the Plan.

The Board at any time may terminate and in any respect amend or modify the Plan; provided, however, that no such termination, amendment or modification shall adversely affect the rights of any Participant or Beneficiary except if the Board determines that such action is necessary to comply with the requirements of Code Section 409A.

4.6	Rights.

Participation in this Plan shall not give any Director or Employee the right to continue to as a Director or Employee or any rights or interests other than as herein provided.

4.7	Use of Terms.

The masculine includes the feminine and the plural includes the singular, unless the context clearly indicates otherwise.

4.8	Code Section 409A.

The Plan is intended to comply, both in form and operation, with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. To the extent that any payment hereunder is subject to Code Section 409A, it is intended that it be paid in a manner that shall comply with Code Section 409A, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Anything in the Plan to the contrary notwithstanding, any provision in the Plan that is inconsistent with Code Section 409A shall be deemed to be amended to comply with Code Section 409A and, to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. Any action that may be taken with respect to the operation of the Plan shall not be taken and any such action actually taken shall be null and void if such action violates the requirements of Code Section 409A. Notwithstanding the foregoing, neither the Company nor the Committee (nor any person to whom the Committee has delegated authority under the Plan) shall have any liability to the Participant or otherwise if any amounts paid or payable are subject to taxes, interest or penalties as a result of Code Section 409A.

4.9	Headings not Part of Plan.

Headings and subheadings in the Plan are inserted for reference only and are not to be considered in the construction of the Plan.